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                                                                    Exhibit 10.1

                                    AGREEMENT

         This Agreement for the Purchase of Software and Provision of Services ("Agreement") is made as of the date indicated below by and between Member-Link Systems, Inc., a Delaware corporation ("MLS") with its principal offices at Reston Plaza 350, 12020 Sunrise Valley Drive, Reston, VA 20191, and The Office of the Attending Physician of The Capitol ("OAP"), located in the United States Capitol, Washington DC 20510.

         OAP desires to purchase from MLS, and obtain MLS' services in installing in the configuration set forth in MLS' Proposal to OAP (incorporated herein by reference). MLS' I-Trax(R) and AsthmaWatch(R) disease management and monitoring software and data interfaces using MLS' Medicive(R) database system and software (collectively, "Software") and specified hardware. For its part, MLS desires to license the Software to OAP, and provide the specified hardware and installation services. MLS and OAP therefore AGREE as follows:

A. Incorporation of License Agreements. The Software is being licensed by MLS to OAP in accordance with the terms of the License Agreements ("Licenses") separately executed between the parties. The parties hereby agree that the Licenses, incorporated herein by reference, are part, and shall constitute essential terms of, this Agreement. As specified therein, nothing in this or any other Agreement between the parties shall be construed as creating any ownership interest in the Software in any party other than MLS.

B. Tasks and Scope of Performance, Limitations. In order to ensure the proper, orderly and efficient installation of its products MLS will perform the installation of the Software and related tasks in seven phases as set out in its Proposal to OAP, as modified by the Purchase Order provided to MLS. They are:

         1. Creation of the OAP User Interface

         2. Integration of Legacy Data

         3. Development of Reports and Unique Reports Formats

         4. Installation and Integration of the Software, and Hardware

         (i) It is understood and agreed that MLS' ability properly to perform the above tasks is necessarily dependent upon the active and timely cooperation of PCH and its agents, and their accomplishment of predicate tasks. MLS will neither be liable for, nor subject to any actual or consequential damages alleged to result from, delays in implementation caused by the mis- or non-performance of any party under the control of OAP.

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         (ii) Pursuant to this Agreement, MLS personnel will remain available to project site personnel for a period of one year to provide ongoing system support and address residual issues, either on-site or through an established dial-in connection to the system. Such service beyond that period, or additional services, may be obtained from MLS at a contracted hourly rate. Further, as set forth in the License Agreements, MLS' own licensed software is warranted to be free from defects for one year, during which period MLS will provide OAP with any upgraded versions of such software at no additional cost to OAP. Nothing in this provision may be construed as creating any warranties in excess of those specified in the provisions of the Licenses referenced in C, below.

         (iii) It is anticipated that all installation work and initial testing to be performed under this Agreement will be completed on or before March 1, 2000.

C. Disclaimer of Warranty. The Software and all services are subject to the Limitations on Warranty contained in Section 7 of the Medicive(R)License Agreements and Sections 10 and 11 of the application software (AsthmaWatch(R)and I-Trax.(R)) License Agreements.

D. Consideration; Payment. OAP agrees that, in consideration of the goods, services and licenses provided by MLS under this Agreement, it shall pay MLS $263,913.10. This price is not inclusive of additional contract services provided by MLS at OAP's discretion. It is further agreed that one-half (1/2) of that sum, or $131,956.55, is due upon execution of this Agreement and/or execution of the Licenses, with the remainder to be tendered upon completion of the installation.

E. No Agency Relationship. Nothing in this or any of the component Agreements shall be interpreted as creating any relationship other than that of vendor or independent contractor.

F. Disputes. Any disputes arising under this Agreement that the parties are unable to resolve between them may be submitted to nonbinding arbitration without jeopardizing their respective remedies in law or equity.

G. Jurisdiction; Assignment; Integration; Severability. This Agreement shall be construed and enforced in accordance with the laws of the State of Virginia. Neither this Agreement nor any interest in this Agreement may be assigned by either party without the express written consent of the other. This Agreement, and the agreements and Licenses incorporated herein, supersedes all prior documents or understandings on this subject matter, and may be modified only by a writing executed by both parties. If any term of this Agreement is held invalid or unenforceable, this Agreement and all remaining terms will remain in full force and effect as if such invalid or unenforceable term had never been included. Failure to enforce any particular provision of this Agreement at any time shall not constitute a waiver of that or any other term or provision of this Agreement, or future enforcement thereof

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.


         Member-Link Systems, Inc.             Office of The Attending Physician
                                               of The Capitol



By: /s/ Hans C. Kastensmith                 By:_________________________________
    -----------------------------
      Hans C. Kastensmith,
      President


Date:____________________________           Date:_______________________________

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